Exhibit 99.1

PRESS RELEASE

O-I Glass Subsidiary, Paddock Enterprises, LLC, Emerges from Chapter 11

●	Paddock Enterprises has emerged from Chapter 11 protection
●	Funding of a $610 million Asbestos Trust is complete
●	Final and fair resolution of Paddock’s asbestos-related legacy liabilities

PERRYSBURG, Ohio, July 18, 2022 — O-I Glass, Inc. (“O-I Glass”) today announced that its wholly owned subsidiary, Paddock Enterprises, LLC (“Paddock”), has emerged from Chapter 11 protection, following affirmation by the U.S. District Court for the District of Delaware on June 22, 2022, of an order confirming Paddock’s Plan of Reorganization (the “Plan”).  The Plan was previously confirmed by the U.S. Bankruptcy Court for the District of Delaware on May 26, 2022. Paddock emerges from Chapter 11 having achieved a final and fair resolution of its asbestos-related legacy liabilities under the Plan.

“Paddock’s Chapter 11 process has been completed in a manner that provides finality for the company and, importantly, fair and equitable resolution for claimants,” said Andres Lopez, CEO of O-I Glass.

The approved Plan was jointly proposed by Paddock, the official representatives for Paddock’s asbestos claimants in the Chapter 11 proceeding—the Asbestos Claimants Committee and the Future Claimants’ Representative—and O-I Glass. The centerpiece of the Plan is a trust established under section 524(g) of the Bankruptcy Code (the “Asbestos Trust”) that processes and pays asbestos personal injury claims (“Asbestos Claims”) pursuant to Asbestos Trust Distribution Procedures. As of today, the Asbestos Trust has been fully funded, with cash and other consideration totaling $610 million.

In exchange for funding the Asbestos Trust, Paddock and its parent company, O-I Glass, as well as its current and former affiliates (collectively with certain additional parties, the “Protected Parties”), are protected by an injunction that prohibits assertion of Asbestos Claims against the Protected Parties and channels all such Asbestos Claims to the Asbestos Trust.

Paddock is represented in the Chapter 11 case by Latham & Watkins LLP and Richards, Layton & Finger, PA, and O-I Glass is represented by Morris Nichols Arsht & Tunnell LLP.

The Plan and the Disclosure Statement and any exhibits are available at: https://cases.ra.kroll.com/Paddock/.

O-I Glass news releases are available on the O-I Glass website at www.o-i.com.

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O-I Glass, Inc.	o-i.com

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn. The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass and Paddock within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect O-I Glass’ and Paddock’s current expectations and projections about future events at the time and involve uncertainty and risk. The words “believe,” “will,” “could,” “would,” “plan,” “potential,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that actual results may differ from expectations due to a variety of factors including, but not limited to, the following: (1) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (2) O-I Glass’ ability to obtain the benefits it anticipates from the corporate modernization, (3) O-I Glass’ ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving O-I Glass’ operating efficiency and working capital management, and achieving cost savings, (4) O-I Glass’ ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (5) O-I Glass’ ability to achieve its strategic plan, (6) O-I Glass’ ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of O-I Glass to refinance debt on favorable terms, (9) the general political, economic and competitive conditions in markets and countries where O-I Glass has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (10) O-I Glass’ ability to generate sufficient future cash flows to ensure O-I Glass’ goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine), (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) O-I Glass’ ability to further develop its sales, marketing and product development capabilities, (17) the failure of O-I Glass’ joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of O-I Glass and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, (20) risks related to recycling and recycled content laws and regulations, and (21) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in O-I Glass’ Annual Report on Form 10-K for the year ended December 31, 2021 and O-I Glass’ other filings with the Securities and Exchange Commission.

contact:

Chris Manuel	James Woods
Vice President, Investor Relations	PR Lead
chris.manuel@o-i.com	James.Woods@o-i.com
567-336-2600	724-732-5748

O-I Glass, Inc.	o-i.com